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                            TRUSTCO Bank Corp NY


                5 Sarnowski Drive, Glenville, New York 12302


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




To Shareholders of TrustCo Bank Corp NY:

Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY, a New York corporation, will be held at Mallozzi's Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303, on May 15, 2006, at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

1.   Election of directors.

2. Adoption of an amendment to TrustCo's Amended and Restated Certificate of Incorporation to increase the authorized shares of common stock from 100,000,000 to 150,000,000.

3. Ratification of the appointment of KPMG LLP as TrustCo's independent auditors for 2006.

4. Any other business that properly may be brought before the meeting or any adjournment thereof.


                                         By Order of the Board of Directors,


                                         /s/ Robert M. Leonard
                                         ---------------------
                                         Robert M. Leonard
                                         Secretary






April 3, 2006

PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE,
WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

                            TRUSTCO BANK CORP NY

                             PROXY STATEMENT FOR
                       ANNUAL MEETING OF SHAREHOLDERS

                                May 15, 2006

     This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY ("TrustCo") of proxies to be voted at TrustCo's Annual Meeting of Shareholders. The Annual Meeting will be held at 10:00 a.m. local time on Monday, May 15, 2006, at Mallozzi's Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303. This proxy statement and the form of proxy were first mailed to shareholders on or about April 3, 2006.

     The record date for the Annual Meeting is March 23, 2006. Only shareholders of record at the close of business on March 23, 2006 are entitled to notice of and to vote at the Annual Meeting. Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock they hold. Each share of TrustCo's common stock has one vote, and, as of March 1, 2006, there were 74,863,654 shares of common stock outstanding.

     The Annual Meeting will be held if a majority of the outstanding shares of TrustCo's common stock, constituting a quorum, is represented at the meeting. If a shareholder returns a properly executed proxy card, his or her shares will be counted for purposes of determining a quorum at the meeting, even if the shareholder abstains from voting. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in determining a quorum.

     All shares of TrustCo's common stock represented at the Annual Meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card. If shareholders return a signed proxy card but fail to instruct how the shares registered in their names must be voted, the shares will be voted as recommended by TrustCo's board of directors. The board of directors recommends that shareholders vote:

     *    "for" each of the nominees for director,

     * "for" adoption of an amendment to TrustCo's Amended and Restated Certificate of Incorporation to increase the authorized shares of TrustCo's common stock from 100,000,000 to 150,000,000, and

     * "for" ratification of the appointment of KPMG LLP as TrustCo's independent auditors.

     If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority. TrustCo does not know of any other matters to be presented at the Annual Meeting.

     Any shareholder executing a proxy solicited hereby has the power to revoke it by giving written notice to the Secretary of TrustCo at any time prior to the exercise of the proxy.

     TrustCo will solicit proxies primarily by mail, although proxies also may be solicited by directors, officers, and employees of TrustCo or our wholly owned subsidiary, Trustco Bank. These persons may solicit proxies personally or by telephone, and they will receive no additional compensation for such services. TrustCo has also retained Regan & Associates, Inc. to aid in the solicitation of proxies for a solicitation fee of $7,000 plus expenses and a delivery fee of $3,000. The entire cost of this solicitation will be paid by TrustCo.


                             THE ANNUAL MEETING

     A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.


Item 1. Election of Directors

     The first item to be acted upon at the Annual Meeting is the election of three directors to serve on the TrustCo board of directors. The nominees for election as directors for three-year terms expiring at TrustCo's 2009 Annual Meeting are Thomas O. Maggs, Robert J. McCormick and William J. Purdy. Each of the nominees is an incumbent director and was approved by TrustCo's board of directors.

     TrustCo's Amended and Restated Certificate of Incorporation provides that TrustCo's board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo's Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders. Currently, the number of directors is fixed at seven.

     TrustCo's Certificate of Incorporation and Bylaws require TrustCo's board to be divided into three classes, as nearly equal in number as possible, with one class to be elected each year for a term of three years. Directors who reach the mandatory retirement age of 75 during their term of office cease to be directors and must vacate their office.

     The pages that follow set forth information regarding TrustCo's nominees, as well as information regarding the remaining members of TrustCo's board. Proxies will be voted in accordance with the specific instructions contained in the proxy card; properly executed proxies that do not contain voting instructions will be voted "for" the election of TrustCo's nominees. If any such nominee becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo's board may recommend. Each of TrustCo's nominees has consented to being named in this Proxy Statement and to serve if elected. The board of directors has no reason to believe that any nominee will decline or be unable to serve if elected.

     Information with regard to the business experience of each director and nominee and the ownership of common stock on December 31, 2005 has been furnished by each director and nominee or has been obtained from TrustCo's records. TrustCo's common stock is the only class of its equity securities outstanding.

                INFORMATION ON TRUSTCO DIRECTORS AND NOMINEES
              NOMINEES FOR ELECTION AS TRUSTCO DIRECTORS(1) FOR
                      THREE-YEAR TERM TO EXPIRE IN 2009

                                               Shares of TrustCo Common Stock
                                                    Beneficially Owned
                                          ------------------------------------
Name and Principal Occupation (2)         No. of Shares (3)   Percent of Class
---------------------------------         -----------------   ----------------

Thomas O. Maggs, Age 61, President,               5,600              *
Maggs & Associates (insurance broker).
Director of TrustCo and Trustco Bank
since 2005.

Robert J. McCormick, Age 42, President        1,283,128             1.70
and Chief Executive Officer of TrustCo
since January 2004, Executive Officer
of TrustCo since 2001 and President
and Chief Executive Officer of Trustco
Bank since November 2002. Director of
TrustCo and Trustco Bank since 2005.
Joined Trustco Bank in 1995.
Robert J. McCormick is the son of
Robert A. McCormick.

William J. Purdy, Age 71, President,             54,098              *
Welbourne & Purdy Realty, Inc.
Director of TrustCo and Trustco
Bank since 1991.


                           OTHER TRUSTCO DIRECTORS

                                               Shares of TrustCo Common Stock
                                                    Beneficially Owned
                                          ------------------------------------
Name and Principal Occupation (2)         No. of Shares (3)   Percent of Class
---------------------------------         -----------------   ----------------

Joseph A. Lucarelli, Age 65,                    158,023              *
President, Traditional Builders
(residential home builder and
developer). Former President,
Bellevue Builders Supply, Inc.
Director of TrustCo and
Trustco Bank since 1999.

Anthony J. Marinello, M.D., Ph.D.,               64,260              *
Age 50, Physician. Director of
TrustCo and Trustco Bank since 1999.


See footnotes on page 5.

                                               Shares of TrustCo Common Stock
                                                    Beneficially Owned
                                          ------------------------------------
Name and Principal Occupation (2)         No. of Shares (3)   Percent of Class
---------------------------------         -----------------   ----------------

Robert A. McCormick, Age 69,                  2,537,644             3.35
Chairman of TrustCo and Trustco Bank
since 2001. President and Chief
Executive Officer of TrustCo and
Trustco Bank 1984- 2002. Director of
TrustCo and Trustco Bank since 1980.
Mr. McCormick retired as an Executive
Officer of TrustCo and Trustco Bank
as of November 1, 2002.

William D. Powers, Age 64,                       82,965              *
Partner, Powers & Company, LLC
(consultants); former Chairman,
New York Republican State Committee.
Director of TrustCo and Trustco Bank
since 1995.


                  INFORMATION ON TRUSTCO EXECUTIVE OFFICERS

                                               Shares of TrustCo Common Stock
                                                    Beneficially Owned
                                          ------------------------------------
Name and Principal Occupation             No. of Shares (3)   Percent of Class
-----------------------------             -----------------   ----------------

Robert T. Cushing, Age 50,                    1,162,937             1.54
Executive Vice President and
Chief Financial Officer of TrustCo
since January 2004, President,
Chief Executive Officer, and Chief
Financial Officer of TrustCo from
November 2002 to December 2003,
Executive Officer of TrustCo and
Trustco Bank since 1994. Joined
TrustCo and Trustco Bank in 1994.

Scot R. Salvador, Age 39, Executive             383,096              *
Vice President and Chief Banking
Officer of TrustCo and Trustco Bank
since January 2004. Executive Officer
of TrustCo and Trustco Bank since 2004.
Joined Trustco Bank in 1995.

Robert M. Leonard, Age 43, Secretary             77,113              *
of TrustCo and Trustco Bank since 2003,
Administrative Vice President of
TrustCo and Trustco Bank since 2004.
Executive Officer of TrustCo and
Trustco Bank since 2003. Joined
Trustco Bank in 1986.


See footnotes on page 5.

                                               Shares of TrustCo Common Stock
                                                    Beneficially Owned
                                          ------------------------------------
Name and Principal Occupation             No. of Shares (3)   Percent of Class
-----------------------------             -----------------   ----------------

Sharon J. Parvis, Age 55,                        99,522              *
Assistant Secretary of TrustCo
and Trustco Bank since 2005,
Vice President of Trustco Bank
since 1996. Executive Officer of
TrustCo and Trustco Bank since 2005.
Joined Trustco Bank in 1987.

Thomas M. Poitras, Age 43,                       62,138              *
Assistant Secretary of TrustCo
and Trustco Bank since 2003,
Vice President of Trustco Bank
since 2001, Executive Officer of
TrustCo and Trustco Bank since 2005.
Joined Trustco Bank in 1986.


See footnotes below.




TRUSTCO DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS A GROUP (12 INDIVIDUALS) BENEFICIALLY OWN 5,970,524 SHARES OF COMMON STOCK, WHICH REPRESENTS 7.63% OF THE OUTSTANDING SHARES.


Footnotes:

(1)  Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.

(2) Each of the directors has held, or retired from, the same position or another executive position with the same employer during the past five years.

(3) Each director and executive officer named herein has sole voting and investment power with respect to the shares listed above except as noted below. Voting or investment power is shared by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers: Dr. Anthony J. Marinello, 20,176 shares; William D. Powers, 78,965 shares; Robert J. McCormick, 7,810 shares; Robert T. Cushing, 8,483 shares; Thomas M. Poitras, 3,545 shares; and Robert M. Leonard, 9,547 shares. Voting or investment power is held by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers, each of whom disclaims beneficial ownership of such securities: Robert T. Cushing, 447,433 shares; Joseph
     A. Lucarelli, 23,805 shares; Dr. Anthony J. Marinello, 15,236 shares; Robert A. McCormick, 68,994 shares; Robert J. McCormick, 4,409 shares; and Robert M. Leonard, 2,702 shares. Voting authority for 33,768 shares owned beneficially by Robert J. McCormick is vested in Trustco Bank as trustee for a trust, the beneficiary of which is Robert J. McCormick. Included for Robert J. McCormick are 101,302 shares in trust at Trustco Bank for which Robert J. McCormick is co-trustee, and 66,667 shares that are held by Trustco Bank as a co-trustee of trusts for the benefit of Robert J. McCormick or his family. The number of shares owned by each of the directors and executive officers includes options to acquire the following number of shares: Robert T. Cushing, 707,020 shares; Robert M. Leonard, 45,500 shares; Joseph A. Lucarelli, 12,040 shares; Dr. Anthony
     J. Marinello, 25,249 shares; Robert A. McCormick, 1,057,500 shares; Robert J. McCormick, 883,527 shares; William D. Powers, 4,000 shares; William J. Purdy, 14,685 shares; Scot R. Salvador, 359,763 shares; Sharon J. Parvis, 95,528 shares; and Thomas M. Poitras, 40,000 shares.

*    Less than 1%.

Director Fees, Committees and Attendance

     TrustCo's board held eight meetings during 2005. Each director who is not an employee of TrustCo or Trustco Bank currently receives for his services as director a fee in the amount of $10,000 for each meeting attended of the TrustCo or Trustco Bank board of directors. In addition, under a consulting agreement with TrustCo, Robert A. McCormick received office space, access to a company car, and club membership similar to what he was receiving prior to his retirement in 2002 as President and Chief Executive Officer of TrustCo and Trustco Bank. The value of these benefits was approximately $56,800 for 2005.

     On August 16, 2005, TrustCo and Robert A. McCormick entered into an extension of his current consulting agreement under which Mr. McCormick will serve as a consultant to the board of directors of TrustCo and to the boards of directors of each of its affiliates, rendering to such boards and to individual members of such boards consulting services and advice on an as-needed basis with respect to matters pertaining to TrustCo and its affiliates. The services rendered will be advisory only, and Mr. McCormick's services as a consultant will be rendered, during his lifetime, at such times and places as may be mutually convenient to the boards and Mr. McCormick. The extension of the consulting agreement will be effective on June 1, 2006.

     In compensation for the services to be rendered by Mr. McCormick under the consulting agreement and for the noncompetition covenant set forth in that agreement, TrustCo will pay Mr. McCormick an annual fee in the amount of $300,000. This fee will first be paid on June 1, 2006 and may be in cash or in any other vehicle mutually acceptable to the parties, including but not limited to, life insurance. The full remaining amount of unpaid annual fees under the consulting agreement will be payable in full in the event of Mr. McCormick's death or permanent disability.

     All of the directors, except for Robert A. McCormick and Robert J. McCormick, would be considered to be "independent directors" under the listing qualifications rules for companies such as TrustCo, whose shares are traded on The NASDAQ National Market.

     TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan, which was adopted by the TrustCo board in 1997. Under the Directors Performance Bonus Plan, nonemployee directors are eligible to be awarded "units," the value of which is based upon the appreciation in value of TrustCo's common stock between the date of the award and the occurrence of a "change in control" as defined in the Directors Performance Bonus Plan. The units so awarded vest, and payments under the Directors Performance Bonus Plan are to be made, only upon the occurrence of a change in control. Each nonemployee director (except for Mr. Maggs) has been awarded 34,981 units under the Directors Performance Bonus Plan at a base price of $5.95 per unit (except for Mr. Lucarelli, whose base price is $8.59 per unit.

     TrustCo maintains a standing Audit Committee, which held four meetings in 2005. The directors currently serving on the Audit Committee are William
D. Powers (Chairman), Joseph A. Lucarelli, Dr. Anthony J. Marinello, Thomas
O. Maggs, and William J. Purdy. The function of the Audit Committee is to review TrustCo's and Trustco Bank's internal audit procedures and also to review the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under "Audit Committee" for a more detailed description of the Audit Committee's activities.

     TrustCo's Compensation Committee held two meetings in 2005. The directors currently serving on the Compensation Committee are Joseph A. Lucarelli (Chairman), Thomas O. Maggs, Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy. The function of the Compensation Committee is to review general compensation practices of TrustCo and Trustco Bank and to recommend to the board of directors the salary and benefits for executive officers. The discussion under "Report on Executive Compensation" contains a more detailed description of the Compensation Committee's activities.

     TrustCo provides an informal process for shareholders to send communications to the board. Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

     Although TrustCo does not have a policy with regard to board members' attendance at the Annual Meeting of Shareholders, all of the directors are encouraged to attend such meetings, and all of the directors attended the 2005 Annual Meeting.


Director Nomination Policies

     Each of the nominees slated for election at the Annual Meeting is an incumbent director and was considered and selected by the board of directors. The nominees were considered and approved unanimously by TrustCo's independent directors.

     The board of directors believes it is appropriate for TrustCo not to have a standing nominating committee because a high proportion (five out of seven) of TrustCo's directors are independent directors under The Nasdaq Stock Market's listing qualifications rules. Moreover, the board believes that all of its directors have significant expertise in the operations and needs of TrustCo and its board, and have valuable insights to offer regarding the value that qualified directors can bring to TrustCo and whether at any given time there might be any needs that the board may have that are not being adequately served by the current board members. Consequently, the board believes TrustCo and its shareholders are best served by having all directors participate in the deliberative process of choosing nominees for directors of TrustCo.

     To provide guidance to the board in its consideration of nominees for board membership, TrustCo's board of directors has adopted a Director Nominations Policy. A copy of this policy was included as an appendix to TrustCo's proxy statement for its 2004 Annual Meeting of Shareholders. The board believes that it is the responsibility of each member of the board to identify, and bring to the attention of the full board, persons who may be suitable for election to the board, and the board maintains an active file of potential suitable candidates for consideration as nominees.

     As a general matter, the board believes that a candidate for board membership should have high personal and professional ethics, integrity and values; an inquiring and independent mind, practical wisdom and mature judgment; broad policy-making experience in business, government or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy and its principal operations; and willingness to represent the best interests of all of TrustCo's constituencies.

     After a potential candidate is identified, the board will investigate and assess the qualifications, experience and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the board. From time to time, but at least once each year, the full board meets to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or appointed to fill vacancies. All nominees must be approved by a majority of the independent members of the board.

     The board will consider written recommendations by shareholders for nominees for election to the board. The persons identified in such recommendations will be evaluated under the same criteria and procedures used for other board candidates. Under TrustCo's Bylaws, the written recommendations must be delivered or mailed to the board not less than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if less than 21 days' notice of the meeting is provided.


TrustCo and Trustco Bank Executive Officer Compensation

     The following table sets forth, for the fiscal year ended December 31, 2005, the compensation paid to or accrued on behalf of the most highly compensated executive officers of TrustCo and Trustco Bank. The value of incidental personal benefits, which may not be directly related to job performance, has been included, where applicable, according to the Securities and Exchange Commission requirements. Each of the executive officers described in the following table (with the exception of Robert M. Leonard and Sharon J. Parvis) has an employment agreement and a supplemental retirement agreement described in subsequent pages.


                         Summary Compensation Table


                                                                                               Long Term
                                                                                              Compensation
                                                           Annual Compensation                   Awards
                                                  -------------------------------------       ------------
                                                                                               Securities
                                                                              Other            Underlying
                                                                              Annual            Options/      All Other
                                                  Salary       Bonus       Compensation           SARs       Compensation
                                     Year           ($)        ($)(1)         ($)(2)               (#)           ($)
                                     ----         -------      -------     ------------       ------------   ------------
Robert J. McCormick (3)
President & Chief                    2005         360,000      774,000        35,306             200,000          --
Executive Officer,                   2004         325,000      698,750        40,109             300,000          --
TrustCo and Trustco                  2003         300,000      645,000        21,723               --             --
Bank

Robert T. Cushing (4)
Executive Vice President             2005         300,000      645,000        30,678             100,000          --
& Chief Financial                    2004         300,000      645,000        17,344             100,000          --
Officer, TrustCo                     2003         300,000      645,000        21,557               --             --
and Trustco Bank

Scot R. Salvador (5)
Executive Vice President             2005         200,000      430,000        21,495             100,000          --
& Chief Banking Officer,             2004         175,000      376,250        18,109             150,000          --
TrustCo and Trustco Bank

Robert M. Leonard (6)
Secretary and Administrative         2005         110,000       29,700         2,375               7,500          --
Vice President,                      2004          89,156       24,114           390               7,500          --
TrustCo and Trustco Bank

Sharon J. Parvis (7)
Assistant Secretary,                 2005         110,000       29,700            --               7,500          --
TrustCo and Trustco Bank
and Vice President,
Trustco Bank


(1) Bonus amounts include payments to executive officers of TrustCo as short-term incentive compensation pursuant to the incentive program described in greater detail herein under the caption "Report on Executive Compensation."

(2) Includes amounts reimbursed by TrustCo for the payment of taxes pursuant to established benefit plans.

(3) Robert J. McCormick became President and Chief Executive Officer of Trustco Bank on November 1, 2002 and President and Chief Executive Officer of TrustCo on January 1, 2004.

(4) Robert T. Cushing was President, Chief Executive Officer and Chief Financial Officer of TrustCo from November 1, 2002, until December 31, 2003, and became Executive Vice President and Chief Financial Officer of TrustCo on January 1, 2004.

(5) Scot R. Salvador became Executive Vice President and Chief Banking Officer of TrustCo and Trustco Bank on January 1, 2004.

(6) Robert M. Leonard became Secretary of TrustCo and Trust Bank on May 20, 2003, and became Administrative Vice President of TrustCo and Trustco Bank on October 1, 2004.

(7) Sharon J. Parvis became Assistant Secretary of TrustCo and Trustco Bank on March 15, 2005, and became Vice President of Trustco Bank on November 24, 1996.

                    Option/SAR Grants in Last Fiscal Year

     The following table sets forth, for the fiscal year ended December 31, 2005, information with respect to each of TrustCo's executive officers concerning grants of stock options.



                                                                                                   Potential Realizable Value
                                                                                                     At Assumed Annual Rates
                                                                                                         Of Stock Price
                                                                                                          Appreciation
                              Individual Grants                                                        For Option Term (4)
-------------------------------------------------------------------------------------             ----------------------------
                              Number of        % of Total
                             Securities       Options/SARs    Exercise
                             Underlying        Granted to     or Base
                            Options/SARs      Employees in     Price       Expiration
       Name                 Granted (#)(1)   Fiscal Year (2)  ($/Sh)(3)       Date                    5%                10%
-------------------         --------------   ---------------  ---------    ----------             ----------        ----------
Robert J. McCormick            200,000           38.00%        $12.15       1/21/15               $1,528,000        $3,872,000
Robert T. Cushing              100,000           19.00%        $12.15       1/21/15                  764,000         1,936,000
Scot R. Salvador               100,000           19.00%        $12.15       1/21/15                  764,000         1,936,000
Robert M. Leonard                7,500            1.40%        $12.15       1/21/15                   57,300           145,200
Sharon J. Parvis                 7,500            1.40%        $12.15       1/21/15                   57,300           145,200


(1) Options granted in 2005 initially were to become exercisable in five annual installments. On December 20, 2005, TrustCo's board accelerated the vesting of options so that all options became fully exercisable at that time.

(2) The total number of options granted in 2005 was 526,000, of which 415,000 (78.9%) were issued to the executive officers named above, 12,000 (2.3%) were issued to nonemployee directors, and 99,000 (18.8%) were issued to officers and employees of TrustCo and Trustco Bank, other than the executive officers named above.

(3) Exercise or base price is equal to the closing price for the common stock as quoted by The Nasdaq Stock Market on the date of the grant.

(4) The amounts included reflect pre-tax gain. The dollar amounts under these columns are the result of calculations assuming stock price appreciation at the 5% and 10% annualized rates required by S.E.C. rules and, therefore, are not intended to forecast possible future appreciation, if any, of TrustCo's stock price, including any appreciation in the event of a change in control. TrustCo's per share stock price would be $19.79 and $31.51 if it increased by 5% and 10% respectively, compounded annually over the option term.

  Aggregated Option/SAR Exercises in Last Fiscal Year, and Fiscal Year-End
                              Option/SAR Values

     The following table sets forth with respect to each of the named executive officers, information concerning exercises of stock options and stock appreciation rights during the year ended December 31, 2005, as well as the value of unexercised options and stock appreciation rights as of December 31, 2005.



                                                                                Number of
                                                                                Securities
                                                                                Underlying       Value of Unexercised
                                                                               Unexercised           In-the-Money
                                                                             Options/SARs at        Options/SARs at
                                                                              FY-End (#)(2)          FY-End ($)(3)
                                Shares Acquired         Value                 Exercisable/           Exercisable/
       Name                     On Exercise (#)    Realized ($)(1)            Unexercisable          Unexercisable
-------------------             ---------------    ---------------           ---------------     --------------------
Robert J. McCormick                  25,273           $180,702                  883,527/--           $  883,762/--
Robert T. Cushing                    23,176            906,329                  707,020/--            1,290,055/--
Scot R. Salvador                      8,148             52,976                  359,763/--              327,224/--
Robert M. Leonard                        --                 --                   45,500/--               67,860/--
Sharon J. Parvis                         --                 --                   95,528/--              313,746/--


(1) The amounts shown reflect pre-tax gain and represent the difference between the stock option exercise price and the market value of the stock on the date of exercise.

(2) The number of exercisable options shown includes options exercisable on December 31, 2005. On December 20, 2005, TrustCo's board accelerated the vesting of options so that all options previously awarded became fully vested and exercisable.

(3) The amounts shown reflect pre-tax gain. The value of unexercised in-the-money options and SARs is based on the December 31, 2005, closing price for TrustCo common stock of $12.42.


TrustCo Retirement Plans

     Trustco Bank has a defined benefit retirement plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions. In addition, TrustCo has a supplemental retirement plan, which is an actuarial plan, under which additional retirement benefits are accrued for eligible executive officers. Under the supplemental retirement plan, the amount of supplemental retirement benefits is based upon annual contributions that are actuarially calculated to achieve a benefit at normal retirement that approximates the differences between (i) the total retirement benefit the participant would have received under the defined benefit retirement plan without taking into account limitations on compensation, annual benefits, and years of service; and (ii) the retirement benefit the participant is projected to receive under the defined benefit retirement plan at normal retirement. The supplemental retirement plan provides benefits based on years of service to a maximum of 40 years. The supplemental account balance of a participant on any valuation date may not exceed $7,000,000.

     The following table shows the approximate retirement benefits that would have been payable in 2005 to salaried employees, under both the defined benefit retirement plan and the supplemental retirement plan, assuming retirement of such person at age 65 and payment of benefits in the form of a life annuity. Earnings used in calculating benefits under these plans are approximately equal to cash amounts reflected as salary plus bonus in the Summary Compensation Table. These plans permit service and earnings to continue to be credited for employment after age 65. The benefits set forth in the following table are in addition to those that may be received as Social Security benefits. The years of service at normal retirement age 65 for the executive officers named in the Summary Compensation Table would be as follows: Robert J. McCormick, 33 years; Robert T. Cushing, 27 years; Scot
R. Salvador, 35 years; Robert M. Leonard, 42 years; and Sharon J. Parvis, 28 years.


                             Pension Plan Table

                            Annual Benefits for Years of Service
               ------------------------------------------------------------
Remuneration      15           20           25           30           35
------------   --------     --------     --------     --------     --------
$  200,000     $ 56,800     $ 75,700     $ 94,600     $114,600     $117,900
   300,000       86,800      115,700      144,600      174,600      180,900
   400,000      116,800      155,700      194,600      234,600      243,900
   500,000      146,800      195,700      244,600      294,600      306,900
   600,000      176,800      235,700      294,600      354,600      369,800
   700,000      206,800      275,700      344,600      414,600      432,800
   800,000      236,800      315,700      394,600      474,600      495,800
   900,000      266,800      355,700      444,600      534,600      558,700
 1,000,000      296,800      395,700      494,600      594,600      621,700
 1,100,000      326,800      435,700      544,600      654,600      684,700
 1,200,000      356,800      475,700      594,600      714,600      747,700
 1,300,000      386,800      515,700      644,600      774,600      810,600
 1,400,000      416,800      555,700      694,600      834,600      873,600

     Generally, an employee who has attained age 55 and has ten years of service has the right to elect to immediately begin receiving adjusted retirement benefits less than those indicated in the table upon any separation from service with Trustco Bank. The Internal Revenue Code places a maximum limit on the benefits that can be provided under qualified retirement plans such as Trustco Bank's defined benefit retirement plan. For 2005, the annual Internal Revenue Code limit for a straight-life annuity benefit at normal retirement age was $170,000, which amount is actuarially reduced for participants who retire and begin receiving benefits early.

     Trustco Bank's supplemental retirement plan provides that supplemental benefits will be paid in a single lump sum to a participant who terminates employment for reasons other than retirement on or after his normal retirement date. A participant who retires on or after his normal retirement date may elect to be paid the supplemental benefits upon separation of service from Trustco Bank in one of the benefit forms provided under the defined benefit retirement plan or in a single lump sum or installments over a five-year period. Also under the supplemental retirement plan, Trustco Bank, in its discretion, may at any time elect to make a lump sum distribution of a participant's supplemental benefit. The amount of this single payment is equal to the participant's supplemental account balance under the plan.

     The supplemental retirement plan is unfunded for tax purposes. However, Trustco Bank has established an irrevocable trust to fund its obligations under these and other executive compensation plans. Trustco Bank is required to make annual contributions to the trust, although the assets of the trust remain subject to Trustco Bank's general creditors in the event of insolvency.


Employment Contracts and Termination of Employment Arrangements

     TrustCo and Trustco Bank have entered into employment agreements with Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador. In addition, TrustCo and Trustco Bank have continued obligations under the employment agreement with Robert A. McCormick.


Executive Officers' Employment Agreements

     The executive officers' employment agreements provide that their annual compensation will be their annual base salary plus their executive incentive bonus under the Executive Officer Incentive Plan described below. The annual base salary may not be less than their annual base salary for the preceding calendar year (except in the initial year of the agreement), and the officers are entitled to participate fully in any disability, death benefit, retirement, executive incentive compensation, or pension plans maintained by TrustCo or Trustco Bank. However, as described in greater detail under "Report on Executive Compensation," they are not eligible to participate in any employer contributions to the Trustco Bank Profit Sharing/401(k) Plan in consideration of the potential benefits under the TrustCo Executive Officer Incentive Plan. In the event the employment of any executive officer is terminated within twelve months prior to or two years after a change in control, for any reason other than good cause, or retirement at the mandatory retirement age, then the officer will receive an amount equal to 2.99 times his or her then-current annual compensation, to be paid in a single lump sum within ten days of termination. Upon the announcement of a change in control, an officer may notify TrustCo and Trustco Bank of his or her intent to terminate employment as of the date of the change in control, and will then receive termination benefits no later than fifteen days prior to consummation of the change in control. The officers are also entitled to the pro rata portion of their annual award under the Executive Officer Incentive Plan, payable no later than fifteen days prior to the closing date of the change in control or, if the change in control is unannounced, within ten days after the change in control. The employment agreements also provide for a gross-up payment in the event that the amounts payable to them upon their termination under the employment agreement or any other agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

     Upon termination of employment due to retirement or disability, TrustCo or Trustco Bank must provide to each executive officer and his or her spouse, for the rest of their lives, the same health insurance benefits provided by TrustCo and Trustco Bank under their medical insurance plan prior to their retirement or disability. TrustCo and Trustco Bank will also provide to them for their life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan.

     Each of the employment agreements defines termination to include (a) any reduction in then-current annual compensation (including executive incentive compensation), disability, death, retirement, pension, or profit sharing benefits (unless such reductions are applied to all Trustco Bank employees as part of a validly adopted plan of cost containment), or their responsibilities or duties; (b) either TrustCo's or Trustco Bank's relocation or a change in an officer's base location; (c) receipt a nonrenewal notice pursuant to the employment agreement; or (d) the unilateral election by an officer to terminate the employment agreement. Notwithstanding the foregoing, the parties to the employment agreements have agreed that their ineligibility to participate in any employer contributions to the Trustco Bank Profit Sharing/401(k) Plan will not effect a termination of the employment agreement.

General Provisions

     In addition to termination payments under a change in control, each employment agreement provides for (under certain circumstances) (a) the payment in full of each employee's compensation due, including retirement, pension, and profit sharing plans, through the termination date; (b) the continuation of health insurance benefits for the longer of the executive's life or the life of his spouse and group life insurance benefits for the executive; (c) the cost of any legal expenses as a result of such termination; and (d) the transfer of the executive's company car (at book value) and country club membership.


Robert A. McCormick Employment Agreement

     Under Robert A. McCormick's employment agreement, TrustCo and/or Trustco Bank will provide to Mr. McCormick and his wife, for the rest of Mr. McCormick's life, or the life of his spouse, the same health insurance benefits provided to Mr. McCormick and his family by TrustCo and Trustco Bank prior to his retirement. TrustCo and Trustco Bank will also provide to Mr. McCormick for his life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan.


Performance Bonus Plan

     Under the TrustCo Bank Corp NY Performance Bonus Plan, officers and key employees of TrustCo and its subsidiaries are eligible to be awarded units, the value of which is based upon the appreciation in value of TrustCo's common stock between the date of the award and the occurrence of a "change in control" as defined in the plan. The units so awarded vest, and payments under the plan are to be made, fifteen days prior to the closing date of an announced change in control or upon the occurrence of an unannounced change in control or upon a participant's termination of employment with TrustCo within the year prior to a change in control. A participant who terminates employment on or after age 65 and who continues to serve as a director will remain a participant in the plan. In 1997, Robert A. McCormick was awarded 1,399,205 units, and Robert T. Cushing was awarded 524,702 units, all at a stock-split adjusted base price of $5.95 per unit. Effective January 1, 2003, Robert J. McCormick was awarded 524,702 units at a base price of $10.78 per unit. Scot R. Salvador was awarded 524,702 units effective January 1, 2004, at a base price of $13.15 per unit.


Report on Executive Compensation

     The Compensation Committee of Trustco Bank was responsible in 2005 for determining the compensation of employees and officers of TrustCo and Trustco Bank, including the chief executive officer and the executive officers named in the Summary Compensation Table that appears elsewhere in this Proxy Statement. Each of TrustCo's current executive officers named in the Summary Compensation Table has an employment agreement, except Robert M. Leonard and Sharon J. Parvis, with each of TrustCo and Trustco Bank. These employment agreements were previously described.

     The Compensation Committee of the board of directors of Trustco Bank, the present members of which are Joseph A. Lucarelli (Chairman), Thomas O. Maggs, Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy (none of whom was an officer of TrustCo or Trustco Bank during 2005), furnished the following report on executive compensation to the board of directors of Trustco Bank, which has been adopted by TrustCo's board of directors for the year ended December 31, 2005.

     Under the supervision and direction of the Compensation Committee, TrustCo and Trustco Bank have developed compensation policies, plans, and programs that seek to enhance the profitability of TrustCo and Trustco Bank, and ultimately shareholder value, by aligning closely the financial interests of TrustCo's Chief Executive Officer and senior management with those of its shareholders. It continues to be the purpose and intent of the Compensation Committee to design a compensation program th reflects the standards of performance of Trustco Bank, with particular emphasis on setting goals tied to return on shareholders' equity previously defined by the board of directors of Trustco Bank.

     The function of the Compensation Committee is to review the general compensation structure for the senior executive officers of Trustco Bank (Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador) and to recommend to the board of directors of Trustco Bank the salary and benefits of such senior executive officers. The components of executive compensation for the senior executive officers include salary, bonus, stock options, and cash payments under the defined benefit retirement plan the supplemental retirement plan, the Performance Bonus Plan, and TrustCo's Executive Officer Incentive Plan. The Compensation Committee evaluates individual performance and corporate profitability to determine the level of any compensation adjustment to take effect as of January of the following year. The Compensation Committee also identifies persons within Trustco Bank eligible to participate in the incentive plans and the supplemental retirement plan.

     The Compensation Committee met twice during the year, January and October 2005. It is the aim of the Compensation Committee to determine salary and benefit levels of executive compensation (including the compensation of the Chief Executive Officer) principally upon the basis of overall corporate performance, although elements of corporate performance upon which compensation decisions are made may vary from year to year in the discretion of the Compensation Committee and among executive officers. In making any such determination, the Compensation Committee will consider a number of factors including, among others, TrustCo's and Trustco Bank's return on equity, attainment of net income goals and total asset targets, overall profitability from year to year, banking experience of individual officers, scope of responsibility within the overall organization, performance, and particular contributions to TrustCo and Trustco Bank during the course of the year, and other relevant factors, including involvement in community matters that may better position the organization to serve the immediate needs of Trustco Bank's market. The Compensation Committee uses broad discretion when determining compensation levels and considers all of the above criteria. It does not assign a specific weight to any of these factors when establishing salary and benefit levels.

     The Compensation Committee may also consider compensation programs offered to executives performing similar duties for competing depository institutions and their holding companies, with a particular focus on the level of compensation paid by comparable institutions. To assist in this evaluation, an industry group of sixteen regional bank holding companies, which group is comprised of the institutions that constituted the SNL Financial LC Superregional Bank Index, was identified by the Compensation Committee for performance and compensation comparisons. While Trustco Bank is comparatively smaller in terms of total asset size than some members of this peer group, the Compensation Committee believes that Trustco Bank compares favorably with these institutions in terms of overall corporate performance. The Compensation Committee further takes into consideration what it considers to be the unique size of TrustCo's executive group as compared to other financial institutions. Trustco Bank and TrustCo currently operate with three senior executive officers, all of which have a very broad scope of responsibilities, whereas all other institutions in this peer group have a larger pool of such officers.

     As part of the evaluation, the Compensation Committee reviews financial information for comparable companies. The Compensation Committee utilized data prepared by SNL Financial for return on average assets and return on average equity of a peer group of companies. These calculations were performed by SNL Financial utilizing information and methodologies that they determined. The SNL Financial report indicated that the peer group of companies had a one-year return on average assets of 1.49% as compared to TrustCo with a 2.00% return. The report also indicated that the peer group had a return on average equity of 16.46% as compared to TrustCo with a 25.2% return. Another factor in determining executive compensation is TrustCo's efficiency ratio, which according to SNL Financial was 39.67%; whereas the peer group average for efficiency ratio was 57.86%.

     Pursuant to the policies regarding salaries and benefits described in this report, the Compensation Committee recommended Robert J. McCormick's annual salary be increased to $400,000, Robert T. Cushing's annual salary be increased to $310,000, and Scot R. Salvador's annual salary be increased to $225,000 for 2006.

     The Compensation Committee continues to believe that Trustco Bank is better able to attract, retain, and motivate Trustco Bank's senior executive officers to achieve superior performance if a relatively large percentage of their compensation is at risk. In other words, Trustco Bank's compensation for its senior executive officers is designed with an objective of providing less total compensation when TrustCo's performance is poorer than a peer group of companies (currently, the companies comprising the SNL Financial LC Superregional Bank Index), and providing superior total compensation when performance is superior to that of the peer group.

     In evaluating corporate performance for purposes of establishing short-term incentive compensation awards for senior executive officers under the Executive Officer Incentive Plan, the Compensation Committee evaluated TrustCo's performance as compared with TrustCo's profit plan for the year, and also evaluated financial results (generally return on equity) as compared with the index for the current year. In the opinion of the Compensation Committee, return on equity is the most significant measure of performance of TrustCo and its relative importance to shareholders. Therefore, the target pools were established to provide senior executive officers with an incentive to increase return on equity performance. The Compensation Committee then established a percentage of target pool to be paid as short-term incentive compensation under the Executive Officer Incentive Plan. The target pool payment would be made to senior executive officers based on TrustCo's return on average equity for the year. The range of target returns on average equity was from 14%, which equates to a 40% payout of base compensation, to 20% return on average equity, which equates to a 125% payout of base compensation. The incentive plan provides a 15 percentage point increase in bonus payout for each 1% increase in return on average equity beyond 20%. Senior executive officers would receive no incentive compensation award for return on average equity below 14%. Return on average equity in 2005 was 26.07%.

     In consideration of the potential benefits payable under the incentive program described above, senior executive officers are not eligible to participate in employer contributions to Trustco Bank's Profit Sharing/401(k) Plan.

     The Compensation Committee's actions concerning compensation were ultimately judgments based upon the committee's ongoing assessment and understanding of TrustCo and its senior executive officers, performance of its senior executive officers, and whether or not cash payments or incentive payments would provide an appropriate award or incentive to the senior executive officers' contribution to TrustCo's past and future performance.

     COMPENSATION COMMITTEE:         Joseph A. Lucarelli, Chairman
                                     Thomas O. Maggs
                                     Dr. Anthony J. Marinello
                                     William D. Powers
                                     William J. Purdy


Audit Committee

     The Audit Committee of TrustCo's board is responsible for providing independent, objective oversight of TrustCo's accounting functions, internal controls, and financial reporting process. The Audit Committee is composed of five directors, each of whom is independent under listing standards of The NASDAQ National Market. Additionally, each member of the Audit Committee satisfies the "financial sophistication" requirement also set forth in those listing standards. In addition, to assist in the performance of its duties, the Audit Committee retained Marvin and Company, PC, an independent accounting firm, as a consultant to the Committee.

     The Audit Committee operates under a written Charter approved by the board of directors. Each year, the Audit Committee reviews the adequacy of the Charter and recommends any changes or revisions that the committee considers necessary or appropriate. A copy of TrustCo's Audit Committee Charter, which was reviewed and reapproved by TrustCo's board of directors on February 21, 2006, was attached to TrustCo's proxy statement for its 2004 Annual Meeting of Shareholders.

     The following table presents fees for professional audit services rendered by KPMG LLP ("KPMG") for the audit of TrustCo's annual consolidated financial statements for the fiscal years ended December 31, 2005 and 2004, and fees billed for other services provided by KPMG during 2005 and 2004.

                                            2005            2004
                                          --------        --------
        Audit fees                        $308,500        $315,000
        Audit related fees(1)               79,400          23,500
        Tax fees(2)                        144,700         148,110
        All other fees(3)                   86,969          85,700
                                          --------        --------
             Total fees                   $619,569        $572,310
                                          ========        ========

(1) For 2005, audit related fees included $23,500 for audits of certain employee benefit plan financial statements and $55,900 for audit and accounting related services.

(2) For 2005 and 2004, tax fees include tax return preparation services and other compliance services.

(3) For 2005, all other fees consisted of fees for tax planning services. For 2004, all other fees included $79,000 for tax planning services and $6,700 for other tax services.

     It is the Audit Committee's policy to preapprove all audit and nonaudit services provided by the Company's independent accountants. As such, all of the services described above were approved by the Audit Committee.


Report of the Audit Committee

     Management is responsible for TrustCo's internal controls and financial reporting process. TrustCo's independent accountants, KPMG, are responsible for performing an independent audit of TrustCo's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. TrustCo's Internal Audit Department is responsible for monitoring compliance with internal policies and procedures. The Audit Committee's responsibility is to monitor and oversee the financial reporting and audit processes. In performing its oversight, the Audit Committee reviews the performance of KPMG and TrustCo's internal auditors.

     In connection with these responsibilities, the Audit Committee met with management and KPMG to review and discuss TrustCo's December 31, 2005 consolidated financial statements. The Audit Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and received the written disclosures from KPMG required by Independence Standards Board Standard No. 1
(Independence Discussions with Audit Committees).

     The Audit Committee discussed KPMG's independence with KPMG and has considered whether the nonaudit services provided by KPMG during the fiscal year ended December 31, 2005 were compatible with maintaining KPMG's independence. The Committee has concluded that the nonaudit services provided do not impair the independence of KPMG.

     Based upon the Audit Committee's discussions with management and the independent accountants, and its review of the information described in the preceding paragraphs, the Audit Committee has recommended that the board of directors include the audited consolidated financial statements in TrustCo's Annual Report on Form 10-K for the year ended December 31, 2005, to be filed with the Securities and Exchange Commission.

     AUDIT COMMITTEE:                William D. Powers, Chairman
                                     Joseph A. Lucarelli
                                     Dr. Anthony J. Marinello
                                     Thomas O. Maggs
                                     William J. Purdy


Share Investment Performance

     The following graphs show changes over five-year and fifteen-year periods in the value of $100 invested in: (1) TrustCo's common stock; (2) the Standard & Poor's 500 index; and (3) an industry group of eighteen other regional bank holding companies compiled by SNL Financial LC, called the Superregional Bank Index. The fifteen-year period is presented in addition to the five-year period required by the S.E.C. because it provides additional perspective, and TrustCo management believes that longer-term performance is of greater importance to TrustCo shareholders. The banks comprising the Superregional Bank Index are: AmSouth Bancorp, BB&T Corp., Comerica Inc., Fifth Third Bancorp, First Horizon National Corp., Huntington Bancshares Inc., KeyCorp, M&T Bank Corp., Marshall & Ilsley Corporation, National City Corp., PNC Financial Services Group, Inc., Popular Inc., Regions Financial Corp., SunTrust Banks, Inc., U.S. Bancorp, Wachovia Corp., Wells Fargo & Co., and Zions Bancorp.

     The year-end pre-tax values of each investment are based on share price appreciation plus dividends paid, with cash dividends reinvested the date they were paid.

                COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                AMONG TRUSTCO BANK CORP NY, THE S&P 500 INDEX
                      AND THE SUPERREGIONAL BANKS INDEX


                                  [GRAPHIC]




                                                                         Period Ending
                                                -----------------------------------------------------------------
Index                                           12/31/00   12/31/01    12/31/02   12/31/03    12/31/04   12/31/05
-----------------------------------------------------------------------------------------------------------------
TrustCo Bank Corp NY                              100.00     124.58      112.08     143.82      157.72     149.06
S&P 500                                           100.00      88.11       68.64      88.33       97.94     102.74
SNL Superregional Banks Index                     100.00      97.13      100.14     128.59      142.54     143.47





                COMPARISON OF 15-YEAR CUMULATIVE TOTAL RETURN
                AMONG TRUSTCO BANK CORP NY, THE S&P 500 INDEX
                      AND THE SUPERREGIONAL BANKS INDEX


                                  [GRAPHIC]




                                                                        Period Ending
                               ---------------------------------------------------------------------------------------------------
Index                          1990  1991  1992  1993  1994  1995  1996  1997  1998  1999  2000   2001   2002   2003   2004   2005
----------------------------------------------------------------------------------------------------------------------------------
TrustCo Bank Corp NY            100   155   203   285   294   406   473   728   958   881   979   1219   1097   1407   1543   1459
S&P 500                         100   130   140   155   157   215   265   353   454   550   500    440    343    441    490    514
SNL Superregional Banks Index   100   169   215   225   213   333   461   669   721   589   735    714    736    945   1048   1055


Source: SNL Financial LC, Charlottesville, VA
(C) 2006

Vote Required and Recommendation

     The three nominees for election to the TrustCo board for three-year terms expiring at the 2009 Annual Meeting of Shareholders who receive the greatest number of votes will be elected to the board. Each nominee must receive the affirmative vote of a majority of the outstanding shares of TrustCo common stock in order to be elected a director.

     THE TRUSTCO BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.


Item 2. Amendment to TrustCo's Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares

     The board of directors has approved an amendment to Section 4.1 of the Amended and Restated Certificate of Incorporation (the "certificate of incorporation") to increase the number of authorized shares of common stock from 100,000,000 shares to 150,000,000 shares. The amendment is subject to the approval of shareholders. On March 1, 2006, there were issued and outstanding 82,119,360 shares of common stock, 7,255,706 shares of treasury stock, 4,178,049 shares of common stock reserved for issuance underlying currently issued and outstanding options and 1,158,500 shares of common stock underlying options not granted but reserved for issuance under certain of the existing stock option plans.

     If shareholders approve the proposed amendment, TrustCo will have approximately 62,544,091 shares of common stock not reserved for specific use and available for future issuances.


Reasons For and Effect of the Certificate Amendment

     The increase in authorized shares will provide common stock for issuance from time to time as may be necessary in connection with the declaration of stock dividends or stock splits, future financings, investment opportunities, acquisitions of other companies or other distributions, or for other corporate purposes. Other than a potential stock dividend or stock split or issuances under the stock option and dividend reinvestment plans, TrustCo has no present plans, understandings or agreements for issuing the additional shares to be authorized by the proposed amendment. The board of directors believes it is necessary, however, to have additional shares authorized under TrustCo's certificate of incorporation in order to enable it, as the need may arise, to take prompt advantage of market conditions and the availability of favorable opportunities without the delay and expense incident to the holding of a special meeting of shareholders or waiting for a subsequent annual meeting.

     Holders of TrustCo common stock do not possess preemptive rights and thus will not have a first right of refusal to purchase the additional shares of authorized common stock if the proposed amendment is approved. The issuance of additional shares of common stock may dilute the equity ownership position of current TrustCo shareholders, and future issuances of common stock, other than issuances on a pro rata basis to all shareholders, would reduce each shareholder's proportionate interest in TrustCo. The proposed increase in the authorized number of shares will not, however, otherwise change the rights, preferences, privileges or restrictions of TrustCo common stock. The newly authorized shares of common stock will, upon issuance, have all of the rights and privileges of currently authorized common stock.

     The additional authorized shares may be used for any proper corporate purpose approved by the board of directors without further action by shareholders, unless required by law, regulation or the rules of any stock exchange or quotation system on which TrustCo's common stock is then listed or quoted (currently The Nasdaq Stock Market). Shareholder approval requirements may apply in the case of certain transactions, such as business combinations or the adoption of employee benefit plans. If any such shares are to be issued in connection with potential business transactions that independently require shareholder approval, such approval will be sought at the appropriate time. The availability of additional authorized shares will enable TrustCo's board to act with flexibility and dispatch when favorable opportunities arise.

     Although the amendment is being proposed for reasons other than as an "anti-takeover" device, the additional authorized shares, if issued, could make it more difficult for a person to acquire the requisite amount of stock needed to control TrustCo. For example, in the event of a hostile attempt to take over control of TrustCo, it may be possible for TrustCo to try to impede the attempt by issuing shares of common stock, thereby diluting or impairing the voting power of the other outstanding shares of common stock and increasing the potential costs to acquire control of TrustCo. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The issuance of additional shares also could have the effect of making it more difficult to remove incumbent management.

     TrustCo's certificate of incorporation and bylaws as currently in effect contain provisions that also may be viewed as having an "anti-takeover" effect. For example, Article 10 of the certificate of incorporation provides that a "business combination," which is defined to include mergers, consolidations and acquisitions of substantially all of TrustCo's assets, involving TrustCo and any entity owning more than 5% of TrustCo's voting stock, may not be consummated even if the normal statutory requirements are met, unless the business combination also (i) involves payment of "fair consideration" to TrustCo's shareholders as described in TrustCo's certificate of incorporation, (ii) is approved by at least two-thirds of the disinterested directors, or (iii) is approved by at least two-thirds of the outstanding voting shares. This "fair consideration" provision was included in the certificate of incorporation to make it more likely that any acquisition of TrustCo will involve payment of a fair price to all TrustCo shareholders.

     Further, TrustCo's certificate of incorporation and bylaws also provide for a classified board of directors, under which one-third of the directors are elected to three-year terms at each annual shareholders' meeting. In effect, the existence of a classified board may increase the time required for any one or more persons owning a majority or controlling block of stock to elect a majority of the directors. Without a classified board, a change in control can be accomplished at a single annual shareholders' meeting; with a classified board, at least two successive annual shareholders' meetings may be required. A classified board may help to moderate the pace of any change in control of TrustCo's board and, by increasing the stability of the board, may also increase its effectiveness. On the other hand, the extension of time required to obtain control of the board also tends to discourage a tender offer or takeover bid.

     The proposed amendment to TrustCo's certificate of incorporation is not being submitted as a result of or in response to any known accumulation of stock or threatened takeover or attempt to obtain control of TrustCo by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any person. TrustCo has no present plans to implement or propose any additional measures having anti-takeover effects.


Vote Required

     The proposed amendment to TrustCo's certificate of incorporation will be adopted if approved by the affirmative vote of the holders of at least two-thirds of TrustCo's common stock issued and outstanding. The board of directors believes the adoption of the amendment is in the best interests of TrustCo and its shareholders. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote "against" this proposal. Dissenting votes give rise to no rights on the part of dissenters.

     THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.


Item 3. Ratification of the Appointment of Independent Auditors

     KPMG LLP was the independent auditor for TrustCo for the year ended December 31, 2005, and the board of directors has again selected and appointed them as the independent auditor for the year ending December 31, 2006. A resolution will be presented at the Annual Meeting to ratify their appointment as independent auditors. The independent auditors will report on the consolidated financial statements of TrustCo for the current calendar year and will perform such other nonaudit services as may be required of them. Representatives of KPMG LLP are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.

     During the year ended December 31, 2005, KPMG LLP provided various audit and nonaudit professional services to TrustCo. Audit services so provided included examination of the consolidated financial statements of TrustCo, report on internal controls, review, assistance, and consultation in connection with the filing of the Form 10-K Annual Report with the S.E.C., and assistance with accounting and financial reporting requirements. Nonaudit services so provided included the preparation and planning of corporate tax returns, audits of benefit plans and assistance with compensation issues. Please refer to the report of TrustCo's Audit Committee for additional information about the services provided by KPMG LLP.

Vote Required and Recommendation

     The affirmative vote of a majority of all of TrustCo's issued and outstanding shares of common stock is required to ratify the appointment of KPMG LLP as TrustCo's independent auditors for the year ending December 31, 2006. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote "against" this proposal. Dissenters rights are not available to shareholders who object to the proposal.

     THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 3 ON THE TRUSTCO PROXY CARD.


Other Matters

     TrustCo's board of directors is not aware of any other matters that may come before the Annual Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Annual Meeting.


S.E.C. Form 10-K

     TrustCo will provide without charge a copy of its Annual Report on Form 10-K upon written request. Requests and related inquiries should be directed to: Robert M. Leonard, Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.


Code of Conduct

     TrustCo will provide without charge a copy of its Code of Conduct upon written request. Requests and related inquiries should be directed to: Sharon
J. Parvis, Vice President-Personnel, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.


Ownership of TrustCo Common Stock by Certain Beneficial Owners

     TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock, except as described below:

Name and Address:                             Amount                Percent
-----------------                             ------                -------
Barclays Global Investors N.A.
Barclays Global Fund Advisors
Barclays Global Investors, Ltd             4,203,499(1)              5.62%
Barclays Global Investors Japan
Trust And Banking Company Limited
45 Fremont Street, San Francisco, California 94105

(1) The information contained in this table is based solely upon a filing made by the companies identified above with the Securities and Exchange Commission. According to such filing, the shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

     On March 1, 2006, the Trust Department of Trustco Bank held 2,739,619 shares of TrustCo common stock as executor, trustee, and agent (3.66% of outstanding shares) not otherwise reported in this Proxy Statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.


Transactions with TrustCo and Trustco Bank Directors, Executive Officers and Associates

     Some of the directors and executive officers of TrustCo and Trustco Bank, and some of the corporations and firms with which these individuals are associated, are also customers of Trustco Bank in the ordinary course of business, or are indebted to Trustco Bank in respect to loans of $60,000 or more, and it is anticipated that they will continue to be customers of and indebted to Trustco Bank in the future. All such loans, however, were made in the ordinary course of business, do not involve more than normal risk of collectibility, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. Also, Thomas O. Maggs is the president and principal owner of Maggs & Associates, The Business Insurance Brokers, Inc. ("Maggs & Associates"), Schenectady, New York, an insurance brokerage. TrustCo has retained Maggs & Associates for assistance in obtaining commercial insurance coverage and paid Maggs & Associates commission premiums for such services of $75,000 in 2005. In addition, Trustco Bank obtains legal services from, and pays fees to, a law firm in which Thomas R. McCormick, son of Robert A. McCormick and brother of Robert J. McCormick, is a partner. Trustco Bank obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of a number of law firms that is retained by TrustCo to provide legal services to it.


Insurance for Indemnification of Officers and Directors

     TrustCo renewed insurance for the indemnification of its executive officers and directors and executive officers and directors of Trustco Bank from St. Paul Mercury Insurance Company effective for the one-year period from October 10, 2005 to October 10, 2006. The cost of this insurance was $141,000, and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank. TrustCo's board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2005.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TrustCo's directors and executive officers, and persons who own more than 10% of a registered class of TrustCo's equity securities to file initial reports of ownership and reports of changes in ownership in TrustCo's common stock and other equity securities with the S.E.C. and to furnish TrustCo with copies of all Section 16(a) reports they file.

     Based solely on a review of the copies of such reports furnished to TrustCo, and written representations that no other reports were required during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements have been met.

                            SHAREHOLDER PROPOSALS

     Shareholder proposals to be considered for inclusion in a proxy statement in connection with any forthcoming annual meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis. Proposals for inclusion in TrustCo's proxy statement and form of proxy for the annual meeting of shareholders expected to be held in May of 2007 must meet the requirements established by the Securities and Exchange Commission for shareholder proposals and must be received by TrustCo at its principal executive offices no later than December 5, 2006. Proposals intended to be considered at the 2007 annual meeting but that are not to be included in TrustCo's proxy statement must be received at TrustCo's principal executive offices not later than February 18, 2007. Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.


                            TRUSTCO SHAREHOLDERS

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

                                 PROXY CARD


                The Board of Directors recommends a vote "FOR"
                         proposals 1, 2 and 3 below.


1. Election of Thomas O. Maggs, Robert J. McCormick, and William J. Purdy as directors for three-year terms.

     [  ] FOR ALL         [  ] WITHHELD FOR ALL

     [  ] FOR ALL EXCEPT the following nominee(s): ________________________


2. Adopt Amendment to Restate Certificate of Incorporation to Increase Authorized Shares.

     [  ] FOR         [  ] AGAINST         [  ] ABSTAIN


3. Ratification of the appointment of KPMG LLP as TrustCo's independent auditors for 2006.

     [  ] FOR         [  ] AGAINST         [  ] ABSTAIN




     Special Notes

     [  ] I plan to attend meeting         [  ] I PLAN TO BRING A GUEST

     [  ] Comments on reverse side




     SIGNATURES ____________________________________ DATE____________, 2006

     Please sign and date this proxy card exactly as your name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

                  PLEASE READ THE REVERSE SIDE OF THIS PROXY

This Proxy is solicited on behalf of the Board of Directors of TrustCo Bank Corp NY for the Annual Meeting of Shareholders to be held at Mallozzi's Restaurant, 1930 Curry Road, Rotterdam, NY 12303, on May 15, 2006.

The person whose name and signature appears on the front of this card hereby appoints M. Norman Brickman and William F. Terry, and each of them, the proxy or proxies of such person, with full power of substitution, to vote all shares of common stock of TrustCo Bank Corp NY which such person is entitled to vote at the Annual Meeting, and at any adjournments or postponements thereof.

This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR all the nominees listed in Proposal 1, and FOR Proposal 2 and 3, and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign and date this proxy card on the reverse side and mail promptly in the enclosed postage-paid envelope. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be counted.


COMMENTS: _________________________________________________________________

___________________________________________________________________________

___________________________________________________________________________

___________________________________________________________________________

___________________________________________________________________________

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(If you have written in the above space, please mark the "Comments" box on the other side of this card.)